STONE ENERGY CORPORATION
Provides Activity Update and Bank Borrowing Redetermination
LAFAYETTE, LA. April 14, 2016

Stone Energy Corporation (“Stone”) today announced an update on its first quarter operational activities and its borrowing base redetermination. First quarter results are expected to be reported in early May 2016.
Production for the first quarter of 2016 was approximately 34 MBoe (or 204 MMcfe) per day, above the first quarter production guidance of 32-33 MBoe per day provided by Stone in its earnings release for year-end 2015 results. Gross volumes from the Gulf of Mexico deep water benefited from approximately 17,400 Boe per day from the four-well Cardona field (65% working interest) and approximately 24 MMcfe per day from the new Amethyst well (100% w.i.) which commenced production in late December 2015. The fourth Cardona #7 well came on production on February 24, 2016 and is currently producing approximately 4,800 Boe per day gross (65% w.i.).
Production from the Mary field in Appalachia remained shut-in for the first quarter of 2016, while net production from other Appalachian fields averaged approximately 23 MMcfe per day.
Stone’s Pompano platform drilling program has completed one workover project, and Stone expects to finish the first well (Silverthrone) in May 2016. After the Silverthrone well has been completed, the utilization of the platform rig will be evaluated due to 2016 capital constraints.
The ENSCO 8503 deep water drilling rig was farmed out to a third party deep water operator in early February, 2016 and Stone expects the farm out to run until mid-April 2016. An agreement with a different operator regarding another farm out is expected to be executed later this month with an early May commencement date, which should extend the farm out position another 70 to 90 days. In the period between the farm out contracts, Stone plans to move the ENSCO 8503 to its Alaminos Canyon 943 lease to start drilling the top section of its Lamprey prospect.
In late March 2016, representatives of Stone met with representatives of the Bureau of Ocean Energy Management (“BOEM”) to propose Stone’s tailored plan for financial assurances relating to abandonment obligations. Currently Stone has an aggregate of approximately $220 million posted in surety bonds in favor of BOEM, third party bonds and letters of credit, all relating to its offshore abandonment obligations. Stone’s proposed tailored plan involves posting certain incremental surety bonds, and discussions on the implementation of this plan are continuing with BOEM.
On April 13, 2016, Stone was notified that the borrowing base under its bank credit agreement has been redetermined from $500 million to $300 million. Stone had outstanding borrowings of $457 million and letters of credit of $18.3 million under its credit agreement as of April 13, 2016, resulting in a borrowing base deficiency of $175.3 million. Stone had cash on hand of approximately $360 million as of April 13, 2016. The credit agreement provides that within 30 days after the agent delivers written notice to Stone of a borrowing base deficiency, Stone must elect to do one or more of the following: (a) repay the loan to eliminate the deficiency within 10 days, (b) add additional collateral to eliminate the deficiency within 30 days, or (c) pay the deficiency in six equal monthly installments to eliminate the deficiency within six months.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana, with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.